SAKS INCORPORATED ANNOUNCES 0.3% COMPARABLE STORE SALES INCREASE IN JULY

FOR IMMEDIATE RELEASE	Contact:	Julia Bentley
(865) 981-6243 www.saksincorporated.com

Birmingham, Alabama (August 4, 2005)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended July 30, 2005 compared to the four weeks ended July 31, 2004, total sales decreased 12.5% and comparable store sales increased 0.3% on a total company basis. By segment, comparable store sales decreased 3.1% for SDSG and increased 4.1% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005. Therefore, Proffitt’s/McRae’s sales are included in prior year sales and in current year sales through June 2005 (fiscal month ended July 2, 2005). Beginning in July 2005 (fiscal month beginning July 3, 2005), Proffitt’s/McRae’s sales are excluded from total company and comparable sales.

For the four weeks ended July 30, 2005 compared to the four weeks ended July 31, 2004, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$174.0	$224.1	(22.4%)	(3.1%)
SFAE	166.2	164.7	0.9%	4.1%
Total	$340.2	$388.8	(12.5%)	0.3%

July 2005 sales performance at SFAE reflected increased levels of clearance selling in the Saks Fifth Avenue stores over last year.

Merchandise categories with the best sales performances for SDSG in July were intimate apparel, junior’s apparel, accessories, and women’s special size apparel. Categories with the softest sales performances for SDSG in July were soft home, dresses, women’s suits, and women’s moderate sportswear. Categories with the best sales performances for SFAE in July were women’s and men’s contemporary and modern sportswear, women’s designer apparel, fine jewelry, and accessories. Categories with the softest performances for SFAE in July were private brand, women’s bridge apparel, and Salon Z (women’s large sizes).

For the second quarter ended July 30, 2005 compared to the quarter ended July 31, 2004, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase
SDSG	$721.7	$766.4	(5.8%)	0.5%
SFAE	584.2	573.9	1.8%	4.2%
Total	$1,305.9	$1,340.3	(2.6%)	2.1%

On a year-to-date basis, for the six months ended July 30, 2005 compared to the six months ended July 31, 2004, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$1,562.1	$1,620.1	(3.6%)	(0.3%)
SFAE	1,283.4	1,248.5	2.8%	4.9%
Total	$2,845.5	$2,868.6	(0.8%)	2.0%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 56 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates its Saks
Department Store Group (SDSG) with 182 department stores under the names of Parisian, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 49 Club Libby Lu specialty stores.

Second Quarter Earnings Release

The Company's earnings release for the second quarter ended July 30, 2005 originally scheduled for August 16, 2005 has been postponed, pending completion and filing of the prior fiscal year end and first quarter 2005 financial statements. As previously disclosed, the Company currently anticipates filing its 2004 Annual Report on Form 10-K and its first fiscal quarter 2005 Quarterly Report on Form 10-Q on or before September 1, 2005. Second quarter financial results will be released shortly thereafter, on a date yet to be determined.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,”“will,”“intend,”“plan,”“project,”“expect,”“anticipate,”“should,”“would,”“believe,”“estimate,”“contemplate,”“possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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